Exhibit 4.4

THE SOUTHERN COMPANY

TO

WELLS FARGO BANK, NATIONAL ASSOCIATION,
TRUSTEE

_______________

THIRD SUPPLEMENTAL INDENTURE

DATED AS OF DECEMBER 8, 2016

_______________

$550,000,000

SERIES 2016B JUNIOR SUBORDINATED NOTES

DUE MARCH 15, 2057

TABLE OF CONTENTS1

EXHIBIT A	Form of Series 2016B Note	A-1
EXHIBIT B	Certificate of Authentication	B-1

___________________________
1This Table of Contents does not constitute part of the Indenture or have any bearing upon the interpretation of any of its terms and provisions.

i

THIS THIRD SUPPLEMENTAL INDENTURE is made as of the 8th day of December, 2016, by and between THE SOUTHERN COMPANY, a Delaware corporation, 30 Ivan Allen Jr. Blvd., N.W., Atlanta, Georgia 30308 (the “Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, 150 East 42nd Street, 40th Floor, New York, New York 10017 (the “Trustee”).
W I T N E S S E T H:
WHEREAS, the Company has heretofore entered into a Subordinated Note Indenture, dated as of October 1, 2015 (the “Original Indenture”), with Wells Fargo Bank, National Association;
WHEREAS, the Original Indenture is incorporated herein by this reference and the Original Indenture, as heretofore supplemented and as further supplemented by this Third Supplemental Indenture, is herein called the “Indenture”;
WHEREAS, under the Original Indenture, a new series of Junior Subordinated Notes may at any time be established pursuant to a supplemental indenture executed by the Company and the Trustee;
WHEREAS, the Company proposes to create under the Indenture a new series of Junior Subordinated Notes;
WHEREAS, additional Junior Subordinated Notes of other series hereafter established, except as may be limited in the Original Indenture as at the time supplemented and modified, may be issued from time to time pursuant to the Indenture as at the time supplemented and modified; and
WHEREAS, all conditions necessary to authorize the execution and delivery of this Third Supplemental Indenture and to make it a valid and binding obligation of the Company have been done or performed.
NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE 1
Series 2016B Junior Subordinated Notes
SECTION 101. Establishment. There is hereby established a new series of Junior Subordinated Notes to be issued under the Indenture, to be designated as the Company’s Series 2016B Junior Subordinated Notes due March 15, 2057 (the “Series 2016B Notes”).
There are to be authenticated and delivered $550,000,000 principal amount of Series 2016B Notes, and such principal amount of the Series 2016B Notes may be increased from time to time pursuant to Section 301 of the Original Indenture. All Series 2016B Notes need not be issued at the same time and such series may be reopened at any time, without the consent of any Holder, for issuances of additional Series 2016B Notes. Any such additional Series 2016B Notes will have the same interest rate, maturity and other terms as those initially issued (except for the public offering price and issue date and the initial interest accrual date and initial Interest Payment Date (as defined below), if applicable). No Series 2016B Notes shall be authenticated and delivered in excess of the principal amount as so increased except as provided by Sections 203, 303, 304, 907 or 1107 of the Original Indenture. The Series 2016B Notes shall be issued in fully registered form.
The Series 2016B Notes shall be issued in the form of one or more Global Securities in substantially the form set out in Exhibit A hereto. The Depositary with respect to the Series 2016B Notes shall be The Depository Trust Company.
The form of the Trustee’s Certificate of Authentication for the Series 2016B Notes shall be in substantially the form set forth in Exhibit B hereto.
Each Series 2016B Note shall be dated the date of authentication thereof and shall bear interest from the date of original issuance thereof or from the most recent Interest Payment Date to which interest has been paid or duly provided for.
SECTION 102. Definitions. The following defined terms used herein shall, unless the context otherwise requires, have the meanings specified below. Capitalized terms used herein for which no definition is provided herein shall have the meanings set forth in the Original Indenture.
“Additional Interest” has the meaning set forth in Section 104 of this Third Supplemental Indenture.
“Administrative Action” means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation.
“Applicable Rating Agency” means any Rating Agency that (i)(a) published a rating for the Company on the date of initial issuance of the Series 2016B Notes and (b) publishes a rating for the Company at such time as a Rating Agency Event occurs, or (ii) any successor to a Rating Agency described in the preceding clause (i).
“Calculation Agent” means Wells Fargo Bank, National Association, or its successor appointed by the Company, acting as calculation agent.
“Fixed Securities Rate” has the meaning set forth in Section 103 of this Third Supplemental Indenture.
“Fixed Rate Period” has the meaning set forth in Section 103 of this Third Supplemental Indenture.
“Floating Rate Period” has the meaning set forth in Section 103 of this Third Supplemental Indenture.
“Interest Payment Date” has the meaning set forth in Section 103 of this Third Supplemental Indenture.
“LIBOR Business Day” means any Business Day on which dealings in deposits in U.S. dollars are transacted in the London Inter-Bank market.
“LIBOR Interest Determination Date” means the second LIBOR Business Day preceding each LIBOR Rate Reset Date.

“LIBOR Rate Reset Date” means, subject to Section 103 of this Third Supplemental Indenture, March 15, June 15, September 15 and December 15 of each year commencing on March 15, 2022.
“Optional Deferral Period” has the meaning set forth in Section 104 of this Third Supplemental Indenture.
“Original Issue Date” means December 8, 2016.
“Rating Agency” means any nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended).
“Rating Agency Event” means a change to the methodology or criteria that were employed by an Applicable Rating Agency for purposes of assigning equity credit to securities such as the Series 2016B Notes on the date of initial issuance of the Series 2016B Notes (the “current methodology”), which change either (i) shortens the period of time during which equity credit pertaining to the Series 2016B Notes would have been in effect had the current methodology not been changed by the Applicable Rating Agency, or (ii) reduces the amount of equity credit assigned to the Series 2016B Notes by the Applicable Rating Agency as compared with the amount of equity credit that such Rating Agency assigned to the Series 2016B Notes as of the date of initial issuance of the Series 2016B Notes.
“Regular Record Date” means, with respect to each Interest Payment Date, the close of business (i) on the Business Day immediately preceding such Interest Payment Date if any Series 2016B Notes are issuable in the form of one or more Global Securities or (ii) on the 15th calendar day preceding such Interest Payment Date if no Series 2016B Notes are issuable in the form of one or more Global Securities (whether or not a Business Day).
“Reuters Page LIBOR01” means the display designated as Reuters LIBOR01 on the Reuters service (or such other page as may replace the Reuters Page LIBOR01 on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered rate for U.S. dollar deposits).
“Securities Rate” has the meaning set forth in Section 103 of this Third Supplemental Indenture.
“Stated Maturity” means March 15, 2057.
“Tax Event” means that the Company shall have received an Opinion of Counsel experienced in such matters to the effect that, as a result of:
(a) any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any political subdivisions or taxing authorities, or any regulations under those laws or treaties;
(b) an Administrative Action;
(c) any amendment to, clarification of, or change in the official position or the interpretation of any Administrative Action or any interpretation or pronouncement that provides for a position with respect to an Administrative Action that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or
(d) a threatened challenge asserted in writing in connection with an audit of the Company or an audit of any of the subsidiaries of the Company, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Series 2016B Notes, which amendment, clarification or change is effective or the Administrative Action is taken or issued, or interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after the date of original issuance of the Series 2016B Notes, there is more than an insubstantial risk that interest payable by the Company on the Series 2016B Notes is not deductible, or within 90 days of the date of such opinion would not be deductible, in whole or in part, by the Company for United States federal income tax purposes.
“Three-Month LIBOR Rate” means the rate determined in accordance with the following provisions:
(a) On the LIBOR Interest Determination Date, the Calculation Agent will determine the Three-Month LIBOR Rate which shall be the rate for deposits in U.S. dollars having a three-month maturity which appears on the Reuters Page LIBOR01 as of 11:00 a.m., London time, on the LIBOR Interest Determination Date.
(b) If no rate appears on Reuters Page LIBOR01 on the LIBOR Interest Determination Date, the Calculation Agent will request the principal London offices of four major reference banks in the London Inter-Bank Market to provide it with their offered quotations for deposits in U.S. dollars in a principal amount of not less than $1,000,000 for the period of three months, commencing on the applicable LIBOR Rate Reset Date, to prime banks in the London Inter-Bank Market at approximately 11:00 a.m., London time, on that LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then the Three-Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of those quotations. If fewer than two quotations are provided, then the Three-Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of the rates quoted at approximately 11:00 a.m., New York City time, on the LIBOR Interest Determination Date by three major banks in New York City selected by the Calculation Agent for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount of not less than $1,000,000. If the banks selected by the Calculation Agent are not providing quotations in the manner described by this paragraph, the rate for the quarterly interest period following the LIBOR Interest Determination Date will be the rate in effect on that LIBOR Interest Determination Date.
SECTION 103. Payment of Principal and Interest. The principal of the Series 2016B Notes shall be due at the Stated Maturity (unless earlier redeemed). The unpaid principal amount of the Series 2016B Notes shall bear interest at (i) the rate of 5.50% per annum (the “Fixed Securities Rate”) until March 15, 2022 (the “Fixed Rate Period”), and (ii) the Three-Month LIBOR Rate plus 363 basis points per annum, reset quarterly on the LIBOR Rate Reset Dates (such rate, together with the Fixed Securities Rate, the “Securities Rate”), from March 15, 2022 up to, but not including, the Stated Maturity (the “Floating Rate Period”), payable (subject to the provisions of Section 104 of this Third Supplemental Indenture) semi-annually in arrears on March 15 and September 15 of each year during the Fixed Rate Period and quarterly in arrears on March 15, June 15, September

15 and December 15 of each year during the Floating Rate Period (each, an “Interest Payment Date”), commencing on March 15, 2017 for the Fixed Rate Period and June 15, 2022 for the Floating Rate Period, to the Person in whose name the Series 2016B Notes are registered at the close of business on the Regular Record Date for such Interest Payment Date, provided that interest payable at the Stated Maturity or on a Redemption Date as provided herein will be paid to the Person to whom principal is payable. So long as an Optional Deferral Period is not occurring, any such interest that is not so punctually paid or duly provided for will forthwith cease to be payable to the Holders on such Regular Record Date and may either be paid to the Person or Persons in whose name the Series 2016B Notes are registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of the Series 2016B Notes not less than ten (10) days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange, if any, on which the Series 2016B Notes shall be listed, and upon such notice as may be required by any such exchange, all as more fully provided in the Original Indenture.
Payments of interest on the Series 2016B Notes will include interest accrued to but excluding the respective Interest Payment Dates. During the Fixed Rate Period, the amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months, and during the Floating Rate Period, the amount of interest payable for any period will be computed on the basis of the actual number of days in the relevant period divided by 360. During the Fixed Rate Period, if an Interest Payment Date or Redemption Date of the Series 2016B Notes falls on a day that is not a Business Day, the applicable payment will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Interest Payment Date or Redemption Date, as applicable. During the Floating Rate Period, if any Interest Payment Date, other than a Redemption Date or the Stated Maturity of the Series 2016B Notes, falls on a day that is not a Business Day, the Interest Payment Date will be postponed to the next day that is a Business Day, except that if that Business Day is in the next succeeding calendar month, the Interest Payment Date will be the immediately preceding Business Day. Also, if a Redemption Date or the Stated Maturity of the Series 2016B Notes falls on a day that is not a Business Day, the applicable payment will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after a Redemption Date or the Stated Maturity. During the Floating Rate Period, if any LIBOR Rate Reset Date falls on a day that is not a Business Day, the LIBOR Rate Reset Date will be postponed to the next day that is a Business Day, except that if that Business Day is in the next succeeding calendar month, the LIBOR Rate Reset Date will be the immediately preceding Business Day. During the Floating Rate Period, the interest rate in effect on any LIBOR Rate Reset Date will be the applicable rate as reset on that date and the interest rate applicable to any other day will be the interest rate as reset on the immediately preceding LIBOR Rate Reset Date.
Payment of the principal and interest (including Additional Interest) due at the Stated Maturity or earlier redemption of the Series 2016B Notes shall be made upon surrender of the Series 2016B Notes at the Corporate Trust Office of the Trustee. The principal of and interest on the Series 2016B Notes (including Additional Interest) shall be paid in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payments of interest (including interest on any Interest Payment Date)(including Additional Interest) will be made, subject to such surrender where applicable, at the option of the Company, (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer or other electronic transfer at such place and to such account at a banking institution in the United States as may be designated in writing to the Trustee at least sixteen (16) days prior to the date for payment by the Person entitled thereto.
SECTION 104. Deferral of Interest Payments. So long as no Event of Default has occurred and is continuing, the Company may, at its option, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Series 2016B Notes by extending the interest payment period for up to ten (10) consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”). A deferral of interest payments may not extend beyond the Stated Maturity or end on a day other than an Interest Payment Date. Any deferred interest on the Series 2016B Notes will accrue additional interest at a rate equal to the Securities Rate then applicable to the Series 2016B Notes, from the applicable Interest Payment Date to the date of payment, compounded semi-annually for the Fixed Rate Period and quarterly for the Floating Rate Period (such deferred interest and additional interest accrued thereon, “Additional Interest”), to the extent permitted under applicable law. No interest shall be due and payable during an Optional Deferral Period, except at the end of such Optional Deferral Period or upon a redemption of the Series 2016B Notes during such Optional Deferral Period.
So long as no Event of Default has occurred and is continuing, prior to the termination of any Optional Deferral Period, the Company may further defer the payment of interest by extending such Optional Deferral Period; provided that such Optional Deferral Period together with all such previous and further deferrals of interest payments shall not exceed ten (10) consecutive years at any one time or extend beyond the Stated Maturity. Upon the termination of any Optional Deferral Period, which shall be an Interest Payment Date, the Company shall pay all interest accrued and unpaid on the Series 2016B Notes, including any Additional Interest, to the Person in whose name the Series 2016B Notes are registered on the Regular Record Date for such Interest Payment Date, provided that interest accrued and unpaid on the Series 2016B Notes, including any Additional Interest, payable at Stated Maturity or on any Redemption Date will be paid to the Person to whom principal is payable. Once the Company pays all interest accrued and unpaid on the Series 2016B Notes, including any Additional Interest, it shall be entitled again to defer interest payments on the Series 2016B Notes as described above.
During an Optional Deferral Period, subject to the next succeeding sentence, the Company (a) shall not declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, and (b) shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank pari passu with or junior to the Series 2016B Notes. The preceding sentence, however, shall not restrict (i) any of the actions described in the preceding sentence resulting from any reclassification of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for another class or series of the Company’s capital stock, (ii) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (iii) dividends, payments or distributions payable in shares of capital stock, (iv) redemptions, purchases or other acquisitions of shares of capital stock in connection with any employment contract, incentive plan, benefit plan or other similar arrangement of the Company or any of its subsidiaries or in connection with a dividend reinvestment or stock purchase plan, or (v) any declaration of a dividend in connection with implementation of any stockholders’ rights plan, or the issuance of rights, stock or other property under any such plan, or the redemption, repurchase or other acquisition of any such rights pursuant thereto.
The Company shall provide to the Trustee notice, as provided in Section 105 of the Original Indenture, of its selection or extension of an Optional Deferral Period at least 10 Business Days and not more than 60 Business Days prior to the earlier of (a) the next applicable Interest Payment Date or (b) the date, if any, upon which the Company is required to give notice of such Interest Payment Date or the Regular Record Date thereof to the New York Stock Exchange or any applicable self-regulatory organization. In addition, the Company shall deliver to the Trustee an Officers’ Certificate stating that no default or Event of Default shall have occurred and be continuing. Subject to receipt of such Officers’ Certificate, the Trustee shall forward such notice promptly to the Holders of the Series 2016B Notes as provided in Section 106 of the Original Indenture.
SECTION 105. Denominations. The Series 2016B Notes may be issued in the denominations of $2,000 and integral multiples of $1,000 in excess thereof.
SECTION 106. Global Securities. The Series 2016B Notes will be issued in the form of one or more Global Securities registered in the name of the Depositary (which shall be The Depository Trust Company) or its nominee. Except under the limited circumstances described below, Series 2016B Notes represented by one or more Global Securities will not be exchangeable for, and will not otherwise be issuable as, Series 2016B Notes in definitive form. The Global Securities described above may not be transferred except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or to a successor Depositary or its nominee.
Owners of beneficial interests in such a Global Security will not be considered the Holders thereof for any purpose under the Indenture, and no Global Security representing a Series 2016B Note shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee or to a successor Depositary or its nominee. The rights of Holders of such Global Security shall be exercised only through the Depositary.
Subject to the procedures of the Depositary, a Global Security shall be exchangeable for Series 2016B Notes registered in the names of persons other than the Depositary or its nominee only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as a Depositary for such Global Security and no successor Depositary shall have been appointed by the Company, or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, at a time when the Depositary is required to be so registered to act as such Depositary and no successor Depositary shall have been appointed by the Company, in each case within 90 days after the Company receives such notice or becomes aware of such cessation, (ii) the Company in its sole discretion determines that such Global Security shall be so exchangeable, or (iii) there shall have occurred an Event of Default with respect to the Series 2016B Notes. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Series 2016B Notes registered in such names as the Depositary shall direct.
Neither the Company, the Trustee nor any agent of the Company or the Trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

SECTION 107. Transfer. No service charge will be made for any transfer or exchange of Series 2016B Notes, but payment will be required of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.
The Company shall not be required (a) to issue, register the transfer of or exchange any Series 2016B Notes during a period beginning at the opening of business fifteen (15) days before the date of the mailing of a notice pursuant to Section 1104 of the Original Indenture identifying the serial numbers of the Series 2016B Notes to be called for redemption, and ending at the close of business on the date of the mailing, or (b) to register the transfer or exchange any Series 2016B Notes theretofore selected for redemption in whole or in part, except the unredeemed portion of any Series 2016B Notes redeemed in part.
SECTION 108. Redemption at the Company’s Option. At any time and from time to time on or after March 15, 2022, the Series 2016B Notes will be subject to redemption at the option of the Company in whole or in part upon not less than 30 nor more than 60 days’ notice, at a Redemption Price equal to 100% of the principal amount of the Series 2016B Notes being redeemed plus accrued and unpaid interest (including any Additional Interest) on the Series 2016B Notes being redeemed to the Redemption Date.
In addition, before March 15, 2022, if a Tax Event shall occur and be continuing, the Company may redeem the Series 2016B Notes following the occurrence of that Tax Event, in whole, but not in part, at a Redemption Price equal to 100% of the principal amount to be redeemed plus any accrued but unpaid interest (including any Additional Interest) to the Redemption Date.
In addition, before March 15, 2022, if a Rating Agency Event shall occur and be continuing, the Company may redeem the Series 2016B Notes following the occurrence of that Rating Agency Event, in whole, but not in part, at a Redemption Price equal to 102% of the principal amount to be redeemed plus any accrued but unpaid interest (including any Additional Interest) to the Redemption Date.
In the event of redemption of the Series 2016B Notes in part only, a new Series 2016B Note or Notes for the unredeemed portion will be issued in the name or names of the Holders thereof upon the surrender thereof.
The Series 2016B Notes will not have a sinking fund.
Notice of redemption shall be given as provided in Section 1104 of the Original Indenture.
Any redemption of less than all of the Series 2016B Notes shall, with respect to the principal thereof, be divisible by $1,000.
SECTION 109. Events of Default.
The Event of Default set forth in Section 501(5) of the Original Indenture shall not apply to the Series 2016B Notes. The Events of Default set forth in paragraphs (1), (3), (6) and (7) shall apply to the Series 2016B Notes.
For purposes of this Section 109, the term “Default” means the following event: default in the performance or breach of any covenant or warranty of the Company in the Indenture (other than a covenant or warranty (i) a default in whose performance or whose breach is addressed in any paragraph of Section 501 of the Original Indenture (other than Section 501(5)) or (ii) which has expressly been included in the Indenture solely for the benefit of one or more series of Junior Subordinated Notes other than the Series 2016B Notes), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee, or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Series 2016B Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Covenant Default” hereunder.
Upon the occurrence and continuance of a Default, the Trustee and the Holders of the Series 2016B Notes shall have the same rights and remedies, and shall be subject to the same limitations, restrictions, protections and exculpations, and the Company shall be subject to the same obligations and restrictions, in each case, as would apply if such Default was an Event of Default or an event which after notice or lapse of time or both would become an Event of Default; provided, that the principal of and accrued interest on the Series 2016B Notes may not be declared immediately due and payable by reason of the occurrence and continuation of a Default, and any notice of declaration or acceleration based on such Default shall be null and void with respect to the Series 2016B Notes; provided, further that in case a Default has occurred and is continuing, the Trustee shall not be subject to Section 601(b) of the Original Indenture unless an Event of Default has occurred and is continuing.
ARTICLE 2
Miscellaneous Provisions
SECTION 201. Recitals by Company. The recitals in this Third Supplemental Indenture are made by the Company only and not by the Trustee, and all of the provisions contained in the Original Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of Series 2016B Notes and of this Third Supplemental Indenture as fully and with like effect as if set forth herein in full.
SECTION 202. Ratification and Incorporation of Original Indenture. As supplemented hereby, the Original Indenture is in all respects ratified and confirmed, and the Original Indenture, as supplemented by this Third Supplemental Indenture shall be read, taken and construed as one and the same instrument.
SECTION 203. Executed in Counterparts. This Third Supplemental Indenture may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this instrument to be signed in its name and behalf by its duly authorized officer, all as of the day and year first above written.

THE SOUTHERN COMPANY

By:	/s/Art P. Beattie
Art P. Beattie Executive Vice President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/Stefan Victory
Stefan Victory Vice President

EXHIBIT A

FORM OF SERIES 2016B NOTE

NO. __	CUSIP NO. 842587 CY1

THE SOUTHERN COMPANY
SERIES 2016B JUNIOR SUBORDINATED NOTE
DUE MARCH 15, 2057

Principal Amount:	$__________

Regular Record Date:
One Business Day prior to Interest Payment Date (if any Series 2016B Notes are issuable in the form of one or more Global Securities) or 15th calendar day prior to Interest Payment Date (if no Series 2016B Notes are issuable in the form of one or more Global Securities)

Original Issue Date:	December 8, 2016

Stated Maturity:	March 15, 2057

Interest Payment Dates:	March 15 and September 15 during the Fixed Rate Period and March 15, June 15, September 15 and December 15 during the Floating Rate Period

Interest Rate:	5.50% during the Fixed Rate Period and equal to the Three-Month LIBOR Rate plus 363 basis points, reset quarterly during the Floating Rate Period

Authorized Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

The Southern Company, a Delaware corporation (the “Company,” which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to _____________________________________, or registered assigns, the principal sum of _________ DOLLARS ($__________) on the Stated Maturity shown above (or upon earlier redemption), and to pay interest thereon (1) from the Original Issue Date shown above, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, at the rate of 5.50% per annum semi-annually in arrears on March 15 and September 15, commencing March 15, 2017, until March 15, 2022 (the “Fixed Rate Period”) and (2) from March 15, 2022 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, at the rate per annum equal to the Three-Month LIBOR Rate plus 363 basis points, reset quarterly on the LIBOR Rate Reset Dates, quarterly in arrears on March 15, June 15, September 15 and December 15, commencing June 15, 2022, until the Stated Maturity (the “Floating Rate Period”), until the principal hereof is paid or made available for payment and at the then-prevailing rate on any overdue principal and on any overdue installment of interest. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date (other than an Interest Payment Date that is the Stated Maturity or on a Redemption Date) will, as provided in such Indenture, be paid to the Person in whose name this Note (the “Note”) is registered at the close of business on the Regular Record Date as specified above next preceding such Interest Payment Date, provided that any interest payable at the Stated Maturity or on any Redemption Date will be paid to the Person to whom principal is payable. Except as otherwise provided in the Indenture, any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange, if any, on which the Notes of this series shall be listed, and upon such notice as may be required by any such exchange, all as more fully provided in the Indenture.
Payments of interest on this Note will include interest accrued to but excluding the respective Interest Payment Dates. During the Fixed Rate Period, interest payments for this Note shall be computed and paid on the basis of a 360-day year of twelve 30-day months and during the Floating Rate Period, interest payments for this Note shall be computed on the basis of the actual number of days in the relevant period divided by 360.
During the Fixed Rate Period, if an Interest Payment Date or a Redemption Date of this Note falls on a day is not a Business Day, the payment of interest and principal will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the interest payment date or the Redemption Date, as applicable.
During the Floating Rate Period, if any Interest Payment Date, other than a Redemption Date or the Stated Maturity of this Note, falls on a day that is not a Business Day, the Interest Payment Date will be postponed to the next day that is a Business Day, except that if that Business Day is in the next succeeding calendar month, the Interest Payment Date will be the immediately preceding Business Day. Also, if a Redemption Date or the Stated Maturity of this Note falls on a day that is not a Business Day, the payment of interest and principal will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Redemption Date or the Stated Maturity, as applicable. During the Floating Rate Period, if any LIBOR Rate Reset Date falls on a day that is not a Business Day, the LIBOR Rate Reset Date will be postponed to the next day that is a Business Day, except that if that Business Day is in the next succeeding calendar month, the LIBOR Rate Reset Date will be the immediately preceding Business Day. During the Floating Rate Period, the interest rate in effect on any LIBOR Rate Reset Date will be the applicable interest rate as reset on that date, and the interest rate applicable to any other day will be the interest rate as reset on the immediately preceding LIBOR Rate Reset Date.
A “Business Day” shall mean any day other than a Saturday or a Sunday or a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed or a day on which the Corporate Trust Office of the Trustee is closed for business.
The “Calculation Agent” shall mean Wells Fargo Bank, National Association, or its successor appointed by the Company, acting as calculation agent.
A “LIBOR Business Day” shall mean any Business Day on which dealings in deposits in U.S. dollars are transacted in the London Inter-Bank market.
A “LIBOR Interest Determination Date” shall mean the second LIBOR Business Day preceding each LIBOR Rate Reset Date.
A “LIBOR Rate Reset Date” shall mean, subject to Section 103 of this Third Supplemental Indenture, March 15, June 15, September 15 and December 15 of each year commencing on March 15, 2022.

The “Reuters Page LIBOR01” shall mean the display designated as Reuters LIBOR01 on the Reuters service (or such other page as may replace the Reuters Page LIBOR01 on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered rate for U.S. dollar deposits).
The “Three-Month LIBOR Rate” shall mean the rate determined in accordance with the following provisions:
(a) On the LIBOR Interest Determination Date, the Calculation Agent will determine the Three-Month LIBOR Rate which shall be the rate for deposits in U.S. dollars having a three-month maturity which appears on the Reuters Page LIBOR01 as of 11:00 a.m., London time, on the LIBOR Interest Determination Date.
(b) If no rate appears on Reuters Page LIBOR01 on the LIBOR Interest Determination Date, the Calculation Agent will request the principal London offices of four major reference banks in the London Inter-Bank Market to provide it with their offered quotations for deposits in U.S. dollars in a principal amount of not less than $1,000,000 for the period of three months, commencing on the applicable LIBOR Rate Reset Date, to prime banks in the London Inter-Bank Market at approximately 11:00 a.m., London time, on that LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then the Three-Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of those quotations. If fewer than two quotations are provided, then the Three-Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of the rates quoted at approximately 11:00 a.m., New York City time, on the LIBOR Interest Determination Date by three major banks in New York City selected by the Calculation Agent for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount of not less than $1,000,000. If the banks selected by the Calculation Agent are not providing quotations in the manner described by this paragraph, the rate for the quarterly interest period following the LIBOR Interest Determination Date will be the rate in effect on that LIBOR Interest Determination Date.
So long as no Event of Default shall have occurred and be continuing, the Company may, at its option, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Series 2016B Notes by extending the interest payment period for up to ten (10) consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”). A deferral of interest payments may not extend beyond the Stated Maturity or end on a day other than an Interest Payment Date. As provided in the Indenture, Additional Interest on the Series 2016B Notes will accrue to the extent permitted by law. No interest shall be due and payable during an Optional Deferral Period, except at the end of such Optional Deferral Period or upon a redemption of the Series 2016B Notes during such Optional Deferral Period.
So long as no Event of Default shall have occurred and be continuing, prior to the termination of any Optional Deferral Period, the Company may further defer the payment of interest by extending such Optional Deferral Period; provided that such Optional Deferral Period together with all such previous and further deferrals of interest payments shall not exceed ten (10) consecutive years at any one time or extend beyond the Stated Maturity. Upon the termination of any Optional Deferral Period, which shall be an Interest Payment Date, the Company shall pay all interest accrued and unpaid on the Series 2016B Notes, including any Additional Interest, to the Person in whose name the Series 2016B Notes are registered on the Regular Record Date for such Interest Payment Date, provided that interest accrued and unpaid on the Series 2016B Notes, including any Additional Interest, payable at Stated Maturity or on any Redemption Date will be paid to the Person to whom principal is payable. Once the Company pays all interest accrued and unpaid on the Series 2016B Notes, including any Additional Interest, it shall be entitled again to defer interest payments on the Series 2016B Notes as described above.
During an Optional Deferral Period, subject to the next succeeding sentence, (a) the Company shall not declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank pari passu with or junior to the Series 2016B Notes. The preceding sentence, however, shall not restrict (i) any of the actions described in the preceding sentence resulting from any reclassification of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for another class or series of the Company’s capital stock, (ii) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (iii) dividends, payments or distributions payable in shares of capital stock, (iv) redemptions, purchases or other acquisitions of shares of capital stock in connection with any employment contract, incentive plan, benefit plan or other similar arrangement of the Company or any of its subsidiaries or in connection with a dividend reinvestment or stock purchase plan, or (v) any declaration of a dividend in connection with implementation of any stockholders’ rights plan, or the issuance of rights, stock or other property under any such plan, or the redemption, repurchase or other acquisition of any such rights pursuant thereto.
The Company shall provide to the Trustee written notice of its selection or extension of an Optional Deferral Period at least 10 Business Days and not more than 60 Business Days prior to the earlier of (a) the next applicable Interest Payment Date or (b) the date, if any, upon which the Company is required to give notice of such Interest Payment Date or the Regular Record Date thereof to the New York Stock Exchange or any applicable self-regulatory organization. The Trustee shall forward such notice promptly to the Holders of the Series 2016B Notes.
Payment of the principal of and interest (including Additional Interest) due at the Stated Maturity or earlier redemption of the Series 2016B Notes shall be made upon surrender of the Series 2016B Notes at the Corporate Trust Office of the Trustee. The principal of and interest on the Series 2016B Notes (including Additional Interest) shall be paid in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payment of interest (including interest on an Interest Payment Date)(including Additional Interest) will be made, subject to such surrender where applicable, at the option of the Company, (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer or other electronic transfer at such place and to such account at a banking institution in the United States as may be designated in writing to the Trustee at least 16 days prior to the date for payment by the Person entitled thereto.
The indebtedness evidenced by this Note, including the principal hereof and interest hereon, is, to the extent provided in the Indenture, subordinate and junior in right of payment and upon liquidation to the prior payment in full of all Senior Indebtedness (as defined in the Indenture), and this Note is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination so provided, and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.
REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS NOTE SET FORTH ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.
Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:

THE SOUTHERN COMPANY

By:
Title:

Attest:

Title:

{Seal of THE SOUTHERN COMPANY appears here}

CERTIFICATE OF AUTHENTICATION

This is one of the Junior Subordinated Notes referred to in the within-mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

(Reverse Side of Note)

This Note is one of a duly authorized issue of Junior Subordinated Notes of the Company (the “Notes”), issued and issuable in one or more series under a Subordinated Note Indenture, dated as of October 1, 2015, as supplemented (the “Indenture”), between the Company and Wells Fargo Bank, National Association, Trustee (the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures incidental thereto reference is hereby made for a statement of the respective rights, limitation of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes issued thereunder and of the terms upon which said Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof as Series 2016B Junior Subordinated Notes due March 15, 2057 (the “Series 2016B Notes”) which is unlimited in principal amount. Capitalized terms used herein for which no definition is provided herein shall have the meanings set forth in the Indenture.
The Series 2016B Notes will not have a sinking fund.
At any time and from time to time on or after March 15, 2022, the Series 2016B Notes will be subject to redemption at the option of the Company in whole or in part upon not less than 30 nor more than 60 days’ notice, at a Redemption Price equal to 100% of the principal amount of the Series 2016B Notes being redeemed plus accrued and unpaid interest (including any Additional Interest) on the Series 2016B Notes being redeemed to the Redemption Date.
In addition, if a Tax Event shall occur and be continuing, the Company may redeem the Series 2016B Notes following the occurrence of that Tax Event, in whole, but not in part, before March 15, 2022, at a Redemption Price equal to 100% of the principal amount to be redeemed plus any accrued but unpaid interest (including any Additional Interest) to the Redemption Date.
“Administrative Action” means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation.
“Tax Event” means that the Company shall have received an Opinion of Counsel experienced in such matters to the effect that, as a result of:
(a) any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any political subdivisions or taxing authorities, or any regulations under those laws or treaties;
(b) an Administrative Action;
(c) any amendment to, clarification of, or change in the official position or the interpretation of any Administrative Action or any interpretation or pronouncement that provides for a position with respect to an Administrative Action that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or
(d) a threatened challenge asserted in writing in connection with an audit of the Company or an audit of any of the subsidiaries of the Company, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Series 2016B Notes, which amendment, clarification or change is effective or the Administrative Action is taken or issued, or interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after the date of original issuance of the Series 2016B Notes, there is more than an insubstantial risk that interest payable by the Company on the Series 2016B Notes is not deductible, or within 90 days of the date of such opinion would not be deductible, in whole or in part, by the Company for United States federal income tax purposes.
In addition, if a Rating Agency Event shall occur and be continuing, the Company may redeem the Series 2016B Notes following the occurrence of that Rating Agency Event, in whole, but not in part, before March 15, 2022, at a Redemption Price equal to 102% of the principal amount to be redeemed plus any accrued but unpaid interest (including any Additional Interest) to the Redemption Date.
“Applicable Rating Agency” means any Rating Agency that (i)(a) published a rating for the Company on the date of initial issuance of the Series 2016B Notes and (b) publishes a rating for the Company at such time as a Rating Agency Event occurs, or (ii) any successor to a Rating Agency described in the preceding clause (i).
“Rating Agency” means any nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended).
“Rating Agency Event” means a change to the methodology or criteria that were employed by an Applicable Rating Agency for purposes of assigning equity credit to securities such as the Series 2016B Notes on the date of initial issuance of the Series 2016B Notes (the “current methodology”), which change either (i) shortens the period of time during which equity credit pertaining to the Series 2016B Notes would have been in effect had the current methodology not been changed by the Applicable Rating Agency, or (ii) reduces the amount of equity credit assigned to the Series 2016B Notes by the Applicable Rating Agency as compared with the amount of equity credit that such Rating Agency has assigned to the Series 2016B Notes as of the date of initial issuance of the Series 2016B Notes.
In the event of redemption of this Note in part only, a new Note or Notes of this series for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the surrender hereof. The Series 2016B Notes will not have a sinking fund.
If an Event of Default with respect to the Notes of this series shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.
The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Notes at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes of each series at the time Outstanding, on behalf of the Holders of all Notes of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.
No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.
As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar and duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series, of authorized denominations and of like tenor and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
The Notes of this series are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series of a different authorized denomination, as requested by the Holder surrendering the same upon surrender of the Note or Notes to be exchanged at the office or agency of the Company.
The Company and, by acceptance of this Series 2016B Note or a beneficial interest in this Series 2016B Note, each Holder hereof and any person acquiring a beneficial interest herein, agree that for United States federal, state and local tax purposes it is intended that this Series 2016B Note constitute indebtedness.
This Note shall be governed by, and construed in accordance with, the internal laws of the State of New York.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM- as tenants in common	UNIF GIFT MIN ACT- _______ Custodian ________ (Cust) (Minor)
TEN ENT- as tenants by the entireties
JT TEN- as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts to Minors Act ___________________ (State)

Additional abbreviations may also be used
though not on the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s) and transfer(s) unto
_____________________________________________________________________________
(please insert Social Security or other identifying number of assignee)

_____________________________________________________________________________
PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE OF ASSIGNEE
_____________________________________________________________________________

_____________________________________________________________________________
the within Note and all rights thereunder, hereby irrevocably constituting and appointing
_____________________________________________________________________________

_____________________________________________________________________________
agent to transfer said Note on the books of the Company, with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular without alteration or enlargement, or any change whatever.

EXHIBIT B

CERTIFICATE OF AUTHENTICATION

This is one of the Junior Subordinated Notes referred to in the within-mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

B-1